Applied NeuroSolutions Appoints Ellen R. Hoffing to Additional Role as
Chairman of the Board of Directors

Vernon Hills, IL December 13, 2007 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com), a Company focused on the development of an integrated portfolio of products for the treatment and diagnosis of Alzheimer’s disease (AD), today announced Ellen R. Hoffing, the Company’s President and CEO since August 2006, was appointed Chairman of the Board of Directors, replacing Robert S. Vaters.  Mr. Vaters, who has served as Chairman since June 2006, will remain a director of the Company.

Commenting on the Board changes, Robert S. Vaters, APNS outgoing Chairman said, “My increasing external business commitments, coupled with the leadership that Ellen Hoffing has brought to the Company and progress made in her tenure as President and CEO, made it clear that now is the opportune time to make these changes. The entire Board supports Ellen’s vision and strategy for the Company and we believe as Chairman, Ellen will provide the direction necessary to continue the advancement of our R&D and business development efforts. I look forward to continuing to serve on the Board under her leadership.”

As previously disclosed, Mr. Bruce N. Barron was to conclude his role as a director in 2007 to focus on other business endeavors. APNS wishes to thank Mr. Barron for his many years of service to the Company.

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB:APNS - News) is developing diagnostics to detect Alzheimer's disease (AD) based on discoveries originating from the Albert Einstein College of Medicine and, in collaboration with Eli Lilly and Company, is developing novel therapeutic compounds to treat the progression of the disease. Applied NeuroSolutions is pursuing biomarkers that the company believes will aid in the development of effective AD treatments. Applied NeuroSolutions is focused on both a cerebrospinal fluid (CSF) diagnostic test and blood tests to detect AD at a very early stage. The CSF test can already differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease. Alzheimer's disease currently afflicts over five million Americans, and the world market for AD therapy is currently estimated to be 30 million patients. For more information, visit www.appliedneurosolutions.com.

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

Contact:
Applied NeuroSolutions 847-573-8000
Ellen Hoffing, President, CEO
David Ellison, CFO